SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF

SECURITIES PURSUANT TO SECTION 12 (b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

FLEETWOOD ENTERPRISES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation or Organization)	95-1948322 (IRS Employer Identification No.)

3125 Myers Street, Riverside, California (Address of Principal Executive Offices)	92503-5527 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: None

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

Fleetwood Enterprises, Inc. (the “Company”) hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission on October 28, 1998, and subsequently amended on January 21, 2003, as follows:

Item 1.  Description of Registrant’s Securities to be Registered.

On June 19, 2008, the Board of Directors of the Company, acting through an authorized committee of the Board, approved and adopted Amendment No. 3 to its Rights Agreement (the “Amendment”), dated as of September 15, 1998, by and between the Company and Computershare Trust Company, N.A. (f/k/a EquiServe Trust Company, N.A.,  successor rights agent to Fleet National Bank, f/k/a BankBoston, N.A.) as Rights Agent (the “Rights Agent”). The Amendment amends the Rights Agreement, dated as of September 15, 1998, previously amended as of December 31, 2002, and amended as of April 30, 2001, between the Company and the Rights Agent (as so amended, the “Rights Agreement”).

The Amendment amends the definition of “Acquiring Person” in the Rights Agreement to permit any person to be or become the beneficial owner of common stock of the Company (“Common Stock”) of up to 17 1/2% of the shares of Common Stock then outstanding without becoming an Acquiring Person.

The Amendment also effects certain technical clarifications and corrections to Sections 1, 21 and adds new Section 35 providing for a force majeure provision.

The summary of the Amendment contained herein is qualified by reference in its entirety to the complete copy of the Amendment filed as Exhibit 4 hereto and incorporated herein by reference.

Item 2.  Exhibits.

EXHIBIT NO.	DESCRIPTION
1	Rights Agreement dated as of September 15, 1998, by and between the Company and BankBoston, N.A., as Rights Agent.*

2	Amendment to Rights Agreement, dated as of April 30, 2001, by and among the Company and Fleet National Bank, N.A., as Rights Agent.**

3	Amendment No. 2 to Rights Agreement, dated as of December 31, 2002, by and among the Company and EquiServe Trust Company, N.A., as Rights Agent.***

4	Amendment No. 3 to Rights Agreement, dated as of June 19, 2008, by and among the Company and Computershare Trust Company, N.A., as Rights Agent.****

*                                         Incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form 8-A filed October 28, 1998.

**                                  Incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed May 30, 2001.

***                           Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed January 20, 2003.

****                    Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed June 20, 2008.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.

FLEETWOOD ENTERPRISES, INC.

Date: June 20, 2008	By:	/s/ Leonard J. McGill
Leonard J. McGill
Senior Vice President
General Counsel and Secretary